Exhibit 99.1

Allison Transmission Announces Fourth Quarter and Full Year 2017 Results

Fourth Quarter 2017:

•	Net Sales $588 million, Net Income $215 million, Adjusted EBITDA $210 million, Net Cash Provided by Operating Activities $166 million, Adjusted Free Cash Flow $115 million

Full Year 2017:

•	Net Sales $2,262 million, Net Income $504 million, Adjusted EBITDA $868 million, Net Cash Provided by Operating Activities $658 million, Adjusted Free Cash Flow $567 million

INDIANAPOLIS, February 14, 2018 – Allison Transmission Holdings Inc. (NYSE: ALSN), the largest global provider of commercial duty fully-automatic transmissions, today reported net sales for the fourth quarter of $588 million, a 25 percent increase from the same period in 2016. The increase in net sales was principally driven by higher demand in the North America On-Highway, Service Parts, Support Equipment & Other, North America Off-Highway and Outside North America On-Highway end markets.

Net Income for the quarter was $215 million compared to $61 million for the same period in 2016. Adjusted EBITDA, a non-GAAP financial measure, for the quarter was $210 million, or 35.7 percent of net sales, compared to $158 million, or 33.8 percent of net sales, for the same period in 2016. Net Cash Provided by Operating Activities for the quarter was $166 million compared to $175 million for the same period in 2016. Adjusted Free Cash Flow, a non-GAAP financial measure, for the quarter was $115 million compared to $145 million for the same period in 2016.

Lawrence E. Dewey, Chairman and Chief Executive Officer of Allison Transmission commented, “2017 was a noteworthy year at Allison. Full year results exceeded our initial Net Sales guidance ranges across all of our end markets. Furthermore, Allison achieved record levels of Net Sales, Gross Margin and Net Cash Provided by Operating Activities, and realized its second consecutive year of double digit growth in the Outside North America On-Highway end market. Dewey continued, “Throughout the year, we continued our well-defined approach to capital structure and allocation. During the fourth quarter, we paid a dividend of $0.15 per share and settled $106 million of share repurchases, resulting in $885 million of total share repurchases in 2017.”

Fourth Quarter Net Sales by End Market

End Market	Q4 2017 Net Sales ($M)	Q4 2016 Net Sales ($M)	% Variance
North America On-Highway	270	217	24%
North America Electric Hybrid-Propulsion Systems for Transit Bus	17	20	(15%)
North America Off-Highway	28	0	NA
Defense	25	37	(32%)
Outside North America On-Highway	98	83	18%
Outside North America Off-Highway	11	4	175%
Service Parts, Support Equipment & Other	139	108	29%
Total Net Sales	588	469	25%

Fourth Quarter Highlights

North America On-Highway end market net sales were up 24 percent from the same period in 2016 principally driven by higher demand for Rugged Duty Series models and down 4 percent on a sequential basis principally driven by lower demand for Pupil Transport/Shuttle Series, Transit/Other Bus and Highway Series models.

North America Electric Hybrid-Propulsion Systems for Transit Bus end market net sales were down $3 million from the same period in 2016 and down $2 million sequentially, in both cases principally driven by intra-year movement in the timing of orders.

North America Off-Highway end market net sales were up $28 million from the same period in 2016 and up $11 million on a sequential basis, in both cases principally driven by higher demand from hydraulic fracturing applications.

Defense end market net sales were down $12 million from the same period in 2016 and down $10 million sequentially, in both cases principally driven by the timing of Tracked Defense shipments.

Outside North America On-Highway end market net sales were up 18 percent from the same period in 2016 principally driven by higher demand in Asia, Europe and South America, and up 10 percent on a sequential basis principally driven by higher demand in Asia and Europe.

Outside North America Off-Highway end market net sales were up $7 million from the same period in 2016 principally driven by higher demand in the mining sector and down $3 million sequentially principally driven by lower demand in the energy sector.

Service Parts, Support Equipment & Other end market net sales were up 29 percent from the same period in 2016 principally driven by higher demand for North America Off-Highway service parts and global support equipment, and flat on a sequential basis.

Gross profit for the quarter was $288 million, an increase of 32 percent from $218 million for the same period in 2016. Gross margin for the quarter was 49.0 percent, an increase of 260 basis points from a gross margin of 46.4 percent for the same period in 2016. The increase in gross profit from the same period in 2016 was principally driven by favorable net sales and price increases on certain products partially offset by $9 million of cost in connection with the ratification of a six-year collective bargaining agreement with UAW Local 933, higher manufacturing expense commensurate with increased net sales and unfavorable material cost.

Selling, general and administrative expenses for the quarter were $97 million, an increase of $13 million from $84 million for the same period in 2016. The increase was principally driven by unfavorable product warranty adjustments and increased commercial activities spending partially offset by lower incentive compensation expense.

Engineering – research and development expenses for the quarter were $31 million, an increase of $7 million from $24 million for the same period in 2016. The increase was principally driven by increased product initiatives spending partially offset by lower incentive compensation expense.

As a result of events and circumstances in the fourth quarter 2017, we reviewed certain of the long-lived assets related to the production of the TC10 transmission, and recorded an impairment charge of $32 million. Continued weak demand conditions for this product contributed to the future cash flows of the related long-lived assets being less than the carrying value of those assets.

Income tax for the quarter was a $131 million benefit compared to a $33 million expense for the same period in 2016. The change was principally driven by a one-time income tax benefit of $155 million resulting from a decrease in deferred tax liabilities partially offset by an increase in tax liabilities related to our accumulated foreign earnings and profits, both as a result of the U.S. Tax Cuts and Jobs Act enacted into law in December 2017.

Net income for the quarter was $215 million compared to $61 million for the same period in 2016. The increase was principally driven by the enactment of the U.S. Tax Cuts and Jobs Act, increased gross profit and lower incentive compensation expense partially offset by a loss associated with the impairment of long-lived assets, increased technology-related investment expense, unfavorable product warranty adjustments, increased product initiatives spending, increased interest expense and increased commercial activities spending.

Fourth Quarter Non-GAAP Financial Measures

Adjusted EBITDA for the quarter was $210 million, or 35.7 percent of net sales, compared to $158 million, or 33.8 percent of net sales, for the same period in 2016. The increase was principally driven by increased net sales, price increases on certain products and lower incentive compensation expense partially offset by unfavorable product warranty adjustments, increased product initiatives spending, higher manufacturing expense commensurate with increased net sales, increased commercial activities spending and unfavorable material cost.

Adjusted Free Cash Flow for the quarter was $115 million compared to $145 million for the same period in 2016, a decrease of $30 million. The decrease was principally driven by increased cash interest expense, increased cash income taxes, increased pension funding, increased capital expenditures, unfavorable warranty adjustments, increased product initiatives spending and increased commercial activities spending partially offset by increased gross profit and lower incentive compensation expense.

2018 Guidance

Allison expects 2018 net sales to be in the range of up 3 to 7 percent compared to 2017, an Adjusted EBITDA margin in the range of 37.5 to 39.5 percent and an Adjusted Free Cash Flow in the range of $550 to $600 million. Capital expenditures are expected to be in the range of $85 to $95 million and cash income taxes are expected to be in the range of $70 to $80 million.

Our 2018 net sales guidance anticipates continued strength in the North American On-Highway end market. Allison‘s 2018 net sales outlook also assumes increased demand in the Outside North America On-Highway, Defense and North America Off-Highway end markets and price increases on certain products partially offset by decreased demand in the Service Parts, Support Equipment & Other end market.

Although we are not providing specific first quarter 2018 guidance, Allison does expect first quarter net sales to be up from the same period in 2017 principally driven by increased demand expected in the North America On-Highway and North America Off-Highway end markets.

Conference Call and Webcast

The company will host a conference call at 8:00 a.m. ET on Thursday, February 15 to discuss its fourth quarter 2017 results. Dial-in number is 1-201-689-8470 and the U.S. toll-free dial-in number is 1-877-407-9039. A live webcast of the conference call will also be available online at http://ir.allisontransmission.com.

For those unable to participate in the conference call, a replay will be available from 11:00 a.m. ET on February 15 until 11:59 p.m. ET on February 22. The replay dial-in number is 1-844-512-2921 and the international replay dial-in number is 1-412-317-6671. The replay passcode is 13674799.

About Allison Transmission

Allison Transmission (NYSE: ALSN) is the world’s largest manufacturer of fully automatic transmissions for medium- and heavy-duty commercial vehicles, and is a leader in electric hybrid-propulsion systems for city buses. Allison transmissions are used in a variety of applications including refuse, construction, fire, distribution, bus, motorhomes, defense and energy. Founded in 1915, the company is headquartered in Indianapolis, Indiana, USA and employs approximately 2,600 people worldwide. With a market presence in more than 80 countries, Allison has regional headquarters in the Netherlands, China and Brazil with manufacturing facilities in the U.S., Hungary and India. Allison also has approximately 1,400 independent distributor and dealer locations worldwide. For more information, visit allisontransmission.com.

Forward-Looking Statements

This press release contains forward-looking statements. All statements other than statements of historical fact contained in this press release are forward-looking statements, including all statements regarding future financial results. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “expect,” “plans,” “project,” “anticipate,” “believe,” “estimate,” “predict,” “intend,” “forecast,” “could,” “potential,” “continue” or the negative of these terms or other similar terms or phrases. Forward-looking statements are not guarantees of future performance and involve known and unknown risks. Factors which may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made include, but are not limited to: risks related to our substantial indebtedness; uncertainty in the global regulatory and business environments in which we operate; our participation in markets that are competitive; the highly cyclical industries in which certain of our end users operate; the failure of markets outside North America to increase adoption of fully-automatic transmissions; the concentration of our net sales in our top five customers and the loss of any one of these; future reductions or changes in government subsidies for hybrid vehicles and other external factors impacting demand; U.S. defense spending; general economic and industry conditions; the discovery of defects in our products, resulting in delays in new model launches, recall campaigns and/or increased warranty costs and reduction in future sales or damage to our brand and reputation; our ability to prepare for, respond to and successfully achieve our objectives relating to technological and market developments, competitive threats and changing customer needs; risks associated with our international operations; labor strikes, work stoppages or similar labor disputes, which could significantly disrupt our operations or those of our principal customers; and other risks and uncertainties associated with our business described in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Although we believe the expectations reflected in such forward-looking statements are based upon reasonable assumptions, we can give no assurance that the expectations will be attained or that any deviation will not be material. All information is as of the date of this press release, and we undertake no obligation to update any forward-looking statement to conform the statement to actual results or changes in expectations.

Use of Non-GAAP Financial Measures

This press release contains information about Allison’s financial results which are not presented in accordance with accounting principles generally accepted in the United States (“GAAP”). Such non-GAAP financial measures are reconciled to their closest GAAP financial measures at the end of this press release. Non-GAAP financial measures should not be considered in isolation or as a substitute for our reported results prepared in accordance with GAAP and, as calculated, may not be comparable to other similarly titled measures of other companies.

This press release also contains forward-looking estimates of non-GAAP Adjusted EBITDA Margin and Adjusted Free Cash Flow for fiscal year 2018. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP Adjusted EBITDA Margin to a forward-looking estimate of GAAP Net Income because certain information needed to make a reasonable forward-looking estimate of GAAP Net Income is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. These may include unanticipated charges related to asset impairments (fixed assets, investments, intangibles or goodwill) and unanticipated non-recurring items not reflective of ongoing operations. We are unable to provide a reconciliation of our forward-looking estimate of non-GAAP Adjusted Free Cash Flow to a forward-looking estimate of GAAP Net Cash Provided by Operating Activities because certain information needed to make a reasonable forward-looking estimate of GAAP Net Cash Provided by Operating Activities is difficult to predict and estimate and is often dependent on future events which may be uncertain or outside of our control. These may include the level of excess income tax benefit from share-based compensation and unanticipated non-recurring items.

Attachment

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Reconciliation of GAAP to Non-GAAP Financial Measures

Contacts

Investor Relations

ir@allisontransmission.com

(317) 242-3078

Media Relations

media@allisontransmission.com

(317) 242-5000

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Operations

(Unaudited, dollars in millions, except per share data)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net sales	$588	$469	$2,262	$1,840
Cost of sales	300	251	1,131	976

Gross profit	288	218	1,131	864
Selling, general and administrative	97	84	342	324
Engineering - research and development	31	24	105	88
Loss associated with impairment of long-lived assets	32	—	32	—

Operating income	128	110	652	452
Interest expense, net	(25)	(17)	(103)	(101)
Expenses related to long-term debt refinancing	—	—	—	(12)
Other (expense) income, net	(19)	1	(22)	2

Income before income taxes	84	94	527	341
Income tax benefit (expense)	131	(33)	(23)	(126)

Net income	$215	$61	$504	$215

Basic earnings per share attributable to common stockholders	$1.52	$0.37	$3.38	$1.28

Diluted earnings per share attributable to common stockholders	$1.51	$0.36	$3.36	$1.27

Allison Transmission Holdings, Inc.

Condensed Consolidated Balance Sheets

(Unaudited, dollars in millions)

	December 31, 2017	December 31, 2016
ASSETS
Current Assets
Cash and cash equivalents	$199	$205
Accounts receivable	221	197
Inventories	154	126
Income taxes receivable	33	3
Other current assets	25	17

Total Current Assets	632	548
Property, plant and equipment, net	448	464
Intangible assets, net	1,153	1,242
Goodwill	1,941	1,941
Other non-current assets	31	24

TOTAL ASSETS	$4,205	$4,219

LIABILITIES
Current Liabilities
Accounts payable	$159	$128
Product warranty liability	22	25
Current portion of long-term debt	12	12
Deferred revenue	41	27
Other current liabilities	183	150

Total Current Liabilities	417	342
Product warranty liability	33	38
Deferred revenue	75	66
Long-term debt	2,534	2,147
Deferred income taxes	276	312
Other non-current liabilities	181	233

TOTAL LIABILITIES	3,516	3,138
TOTAL STOCKHOLDERS’ EQUITY	689	1,081

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$4,205	$4,219

Allison Transmission Holdings, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited, dollars in millions)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2017	2016	2017	2016
Net cash provided by operating activities	$166	$175	$658	$591
Net cash used for investing activities (a)	(51)	(35)	(94)	(72)
Net cash used for financing activities	(127)	(98)	(574)	(564)
Effect of exchange rate changes in cash	1	(2)	4	(2)

Net (decrease) increase in cash and cash equivalents	(11)	40	(6)	(47)
Cash and cash equivalents at beginning of period	210	165	205	252

Cash and cash equivalents at end of period	$199	$205	$199	$205

Supplemental disclosures:
Interest paid	$53	$14	$124	$78
Income taxes paid	$31	$3	$96	$13

(a) Additions of long-lived assets	$(51)	$(35)	$(91)	$(71)

Allison Transmission Holdings, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures

(Unaudited, dollars in millions)

	Three months ended December 31,		Twelve months ended December 31,
	2017	2016	2017	2016
Net income (GAAP)	$215	$61	$504	$215
plus:
Income tax (benefit) expense	(131)	33	23	126
Interest expense, net	25	17	103	101
Amortization of intangible assets	23	23	90	97
Depreciation of property, plant and equipment	20	21	80	79
Loss associated with impairment of long-lived assets (a)	32	—	32	—
Technology-related investment expense (b)	13	—	16	1
Stock-based compensation expense (c)	4	—	12	—
UAW Local 933 contract signing bonus (d)	10	—	10	—
Dual power inverter module units extended coverage (e)	—	—	(2)	1
Unrealized (gain) loss on foreign exchange (f)	(1)	—	—	1
Expenses related to long-term debt refinancing (g)	—	—	—	12
Unrealized gain on commodity hedge contracts (h)	—	—	—	(2)
Stockholder activism expenses (i)	—	—	—	4
Other, net	—	3	—	9

Adjusted EBITDA (Non-GAAP)	$210	$158	$868	$644

Net sales (GAAP)	$588	$469	$2,262	$1,840
Adjusted EBITDA margin (Non-GAAP)	35.7%	33.8%	38.4%	35.0%
Net Cash Provided by Operating Activities (GAAP)	$166	$175	$658	$591
(Deductions) or Additions to Reconcile to Adjusted Free Cash Flow:
Additions of long-lived assets	(51)	(35)	(91)	(71)
Stockholder activism expenses (i)	—	—	—	4
Excess tax benefit from stock-based compensation (j)	—	5	—	6

Adjusted Free Cash Flow (Non-GAAP)	$115	$145	$567	$530

(a)	Represents a charge associated with the impairment of long-lived assets related to the production of the TC10 transmission.
(b)	Represents a charge (recorded in Other (expense) income, net) for investments in co-development agreements to expand our position in transmission technologies.
(c)	Represents stock-based compensation expense (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development).
(d)	Represents a bonus (recorded in Cost of sales, Selling, general and administrative, and Engineering – research and development) to eligible employees recorded in the fourth quarter of 2017 as a result of UAW Local 933 represented employees ratifying a six-year collective bargaining agreement effective through November 2023.
(e)	Represents an adjustment (recorded in Selling, general and administrative) associated with the Dual Power Inverter Module (“DPIM”) extended coverage program liability. The DPIM liability will continue to be reviewed for any changes in estimates as additional claims data and field information become available.
(f)	Represents (gains) losses (recorded in Other (expense) income, net) on intercompany financing transactions related to investments in plant assets for our India facility.
(g)	Represents expenses related to the refinancing of Allison Transmission, Inc.‘s, our wholly owned subsidiary, Senior Secured Credit Facility in the third quarter of 2016.
(h)	Represents unrealized gains (recorded in Other (expense) income, net) on the mark-to-market of our commodity hedge contracts.
(i)	Represents expenses (recorded in Selling, general and administrative) directly associated with stockholder activism activity including the notice, and subsequent withdrawal, of director nomination and governance proposals by Ashe Capital Management, LP.
(j)	Represents the amount of tax benefit (recorded in Income tax benefit (expense)) related to stock-based compensation expense adjusted from cash flows from operating activities to cash flows from financing activities.